Exhibit 99.3

CONSENT OF MORGAN STANLEY & CO. INTERNATIONAL PLC

Board of Directors

Elan Corporation plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Dear Sirs,

We hereby consent to the inclusion of our opinion, dated 28th July 2013, to the board of directors of Elan Corporation plc (“Elan”) as Appendix G to the Joint Proxy Statement/Prospectus of Perrigo Company Limited (“Perrigo”) and Elan, which is part of Amendment No. 4 to the Registration Statement on Form S-4 of Perrigo filed with the Securities and Exchange Commission on October 8, 2013 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY—Opinions of Elan’s Financial Advisors,” “THE TRANSACTION—Background to the Transactions,” “THE TRANSACTION—Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction,” and “THE TRANSACTION—Opinions of Elan’s Financial Advisors—Opinion of Morgan Stanley.” For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any Joint Proxy Statement/Prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Colm Donlon
Name: Colm Donlon Title: Managing Director

London

October 8, 2013